  EX-99
  PRESS RELEASE, DATED 09/21/99




[LOGO OF BELL ATLANTIC APPEARS HERE]  [LOGO OF VODAFONE AIRTOUCH]  [LOGO OF GTE]
--------------------------------------------------------------------------------

MEDIA CONTACTS:
---------------

  Bell Atlantic:                                     Vodafone AirTouch:
  --------------                                     ------------------
  Susan Kraus                                        Tim Brown
  (212) 395-0500                                     44 16 353-3251

  Jim Gerace                                         Melissa Stimpson
  (908) 306-7508                                     44 16 353-3251

FOR IMMEDIATE RELEASE
---------------------

         BELL ATLANTIC AND VODAFONE AIRTOUCH TO FORM NEW U.S. NATIONAL
                           WIRELESS COMPETITOR

                With GTE, Will Create Coast-to-Coast Footprint
                  Serving Largest U.S. Wireless Customer Base

  NEW YORK and LONDON, September 21, 1999 - Bell Atlantic Corp. (NYSE:BEL) and Vodafone AirTouch Plc (LSE:VOD; NYSE:VOD) today announced that they have reached a definitive agreement to create a new wireless business - with a national footprint, a single brand and a common digital technology - composed of Bell Atlantic's and Vodafone AirTouch's U.S. wireless assets.

  Including GTE's wireless assets, the new business, with a value in excess of $70 billion, will serve approximately 20 million wireless customers and 3.5 million paging customers throughout the United States, making it by far the largest wireless business in the country. The new enterprise will have a footprint covering more than 90% of the U.S. population, and 49 of the top 50 U.S. wireless markets, with 254 million gross POPs.

  The new wireless business combines assets from Bell Atlantic Mobile, AirTouch Cellular, PrimeCo Personal Communications and AirTouch Paging. It will be further strengthened by the addition of the cellular and PCS assets of GTE Corp. (NYSE:GTE), which is expected to complete its merger with Bell Atlantic in approximately the first quarter of 2000. Bell Atlantic-GTE will own 55% and Vodafone AirTouch will own 45%. The companies expect to complete the wireless transaction in six to 12 months.

                                    -more-

  The agreement also provides that Bell Atlantic and Vodafone AirTouch will work together on global business synergies, such as coordinated handset and equipment purchases, global corporate account programs, global roaming agreements, and development of new services, technologies and applications.

  Ivan Seidenberg, chairman and chief executive officer of Bell Atlantic said, "Through this combination, we are creating the leading wireless business in the United States. This is a logical fit, naturally uniting our U.S. properties and strong management teams, and enhancing the benefits of Bell Atlantic's merger with GTE.

  "The launch of this great new enterprise is superbly timed to capitalize on a historic trend which is altering the future of the telecommunications industry - the adoption of wireless into the mainstream of American life."

  Vodafone AirTouch Chief Executive Chris Gent, said, "This agreement represents a major step forward in our U.S. strategy. In a market where penetration levels are relatively low but growth looks set to take off, gaining a nationwide footprint with common technology is of paramount importance in order to remain competitive.

  "By participating in the creation of what will be the largest and best wireless business in the U.S., eliminating the cost and complications of alternative routes to national coverage and which should be accretive to proportionate EBITDA from the beginning, we expect to maximise value for our shareholders.

  "In addition, the new business will achieve further benefits from close cooperation with our other operations around the world."

  GTE Chairman and Chief Executive Officer Charles Lee said, "The addition of Vodafone AirTouch's U.S. domestic wireless assets will greatly accelerate the execution of Bell Atlantic's and GTE's strategy to bring a new, national full-service competitor to the U.S. telecommunications industry. The national coverage area of the new business, with a solid presence on both coasts as well as in the Midwest and the South, significantly increases the area in which Bell Atlantic-GTE will offer both wireline and wireless services. It will increase our opportunity to offer customers around the country a full bundle of communications services. The result will be increased competition for other national players and the creation of an engine for industry-leading growth."

                                    -more-

  The boards of directors of Bell Atlantic and Vodafone AirTouch have approved the transaction. The board of directors of GTE has voted in consent of the transaction consistent with its rights under GTE's merger of equals agreement with Bell Atlantic. The Bell Atlantic-Vodafone AirTouch wireless agreement and the Bell Atlantic-GTE merger are independent transactions. The completion of one is not contingent upon completion of the other.

                       Benefits of the Wireless Business

  The new wireless business, together with GTE's wireless properties, will have the national scale and scope to realize revenue enhancements, cost savings and capital efficiencies, which Bell Atlantic estimates has a net present value of approximately $7.4 billion. Vodafone AirTouch also believes that revenue enhancements, cost savings and capital efficiencies will be significant. Incremental revenue growth is expected to be driven by a new national brand and enhanced product innovation.

  The companies expect the new business to achieve expense savings through reduced roaming costs, lower customer churn and increased economies of scale in transport, billing volumes, handset purchases and advertising. Combining the properties' common CDMA (Code Division-Multiple Access) technology platforms will also yield capital efficiencies, simplified integration and superior network quality.

  The new wireless enterprise will offer products and services on a national basis under a name consistent with the overall re-branding of the combined Bell Atlantic-GTE. It will also offer enhanced value for both consumers and businesses, including flat-rate coast-to-coast pricing plans and the accelerated rollout of next-generation, advanced wireless data services.

                      Headquarters, Board and Management

  The Bell Atlantic-Vodafone AirTouch wireless enterprise will be managed by Bell Atlantic. The new wireless enterprise's board will have seven members, with four designated by Bell Atlantic and three by Vodafone AirTouch. Mr. Seidenberg and Mr. Gent will be board members. Once the Bell Atlantic-GTE merger closes, Mr. Lee will also become one of the seven board members.

  Bell Atlantic will nominate the chief executive officer of the wireless enterprise, and Vodafone AirTouch will nominate one other significant officer, initially the chief financial officer. Other leaders of the new business will be chosen from among the three companies. Headquarters will be located in the New York metropolitan area.

                                    -more-

                               Approval Process

  The transaction will require expiration of the applicable Hart-Scott-Rodino waiting period and approval by various regulatory authorities. The companies will explore various options to address overlapping properties, estimated to amount to 3 million wireless customers and approximately 49 million POPs after the addition of the GTE properties.

  The transaction will also require the approval of the shareholders of Vodafone AirTouch. It will also be subject to the receipt of an exemptive order from the Securities and Exchange Commission or other satisfactory resolution regarding the application of the 1940 Investment Company Act to Vodafone AirTouch and AirTouch Communications, Inc.

                            Finance and Accounting

  Bell Atlantic will consolidate the revenues and expenses of the new wireless business into its financial results, and the transaction will be accounted for as a purchase. Vodafone AirTouch will use equity accounting for its interest, recognizing a proportionate share of the wireless enterprise's results based on its ownership interest.

  Vodafone AirTouch and Bell Atlantic have agreed to a dividend policy for the first five years of the combined wireless business such that 70% of adjusted net income (after payment of taxes but before deduction of goodwill amortization), will be distributed as dividends provided that certain credit ratios are maintained. After the five-year period, the board will evaluate future dividend policies.

  The new business will initially assume or incur up to $10 billion in existing and new debt. Vodafone AirTouch's recourse debt is expected to decline by $4.5 billion.

  Vodafone AirTouch can elect to sell shares through an IPO in a company formed to hold ownership interests in the wireless business at any time after three years from the closing of the transaction. In addition, if Bell Atlantic were to initiate an IPO (which it could do any time after the close), Vodafone AirTouch will be entitled to pro rata participation.

  Vodafone AirTouch can also choose to put up to $20 billion worth of its interest to Bell Atlantic or the wireless business between three to seven years from the closing of the transaction.

  Merrill Lynch & Co., Inc. and Warburg Dillon Read acted as financial advisors and provided fairness opinions to Bell Atlantic. Goldman, Sachs & Co. acted as financial advisor and provided a fairness opinion to Vodafone AirTouch. Chase Securities and Salomon Smith Barney acted as financial advisors to GTE.

  More details on the assets being contributed by the companies are included in the attached table.

                                    -more-

                                 Bell Atlantic

  Bell Atlantic is at the forefront of the new communications and information industry. With more than 43 million telephone access lines and 10 million wireless customers world-wide, Bell Atlantic companies are premier providers of advanced wireline voice and data services, market leader in wireless services, and the world's largest publishers of directory information. Bell Atlantic companies are also among the world's largest investors in high-growth global communications markets, with operations and investments in 23 countries.

                               Vodafone AirTouch

  Vodafone AirTouch, based in the United Kingdom, is the world's largest mobile telecommunications company. It has mobile operations in 23 countries on five continents, with more than 28 million proportionate customers. Its ventures cover a population of nearly 900 million people. In the United States, Vodafone AirTouch serves 9 million proportionate cellular and PCS customers in 24 states and 22 of the top 30 U.S. markets, including Atlanta, Chicago, Dallas, Detroit, Houston, Los Angeles, Phoenix, San Diego, San Francisco and Seattle.

                                      GTE

  With 1998 revenues of more than $25 billion, GTE is a leading telecommunications provider with one of the industry's broadest arrays of products and services. In the United States, GTE provides local service in 28 states and wireless service in 17 states, as well as nationwide long-distance, directory, and internetworking services ranging from dial-up Internet access for residential and small-business consumers to Web-based applications for Fortune 500 companies. Outside of the United States, the company serves customers on five continents. For more information about GTE, contact Peter Thonis at (972) 507-5367.

  Visit www.bellatlantic.com, www.vodafone-airtouch-plc.com and www.gte.com for information about Bell Atlantic, Vodafone AirTouch and GTE.

  NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Discussion of factors that may affect future results is contained in our recent filings with the Securities and Exchange Commission.

                                    #  #  #


INVESTOR RELATIONS CONTACTS:

Bell Atlantic:            Vodafone AirTouch:
--------------            ------------------
John Killian              Tim Brown  Melissa Stimpson
(212) 395-1152            44 16 353-3251

                                    -more-

NOTE TO EDITORS:

                         SATELLITE UPLINK FOR B-ROLL:

Tuesday, September 21, 1999
8:00 - 8:30 AM (EDT)
Telstar 4 Transponder 6, C-Band,
Downlink frequency 3820

2:00 - 2:30 PM (EDT) - Including press conference footage
Telstar 4 Transponder 6, C-Band,
Downlink frequency 3820

4:00 4:30 PM (EDT) Including press conference footage
Galaxy 6 Transponder 7, C-Band
Downlink 3840

If you have any technical questions with the satellite feed for B-Roll, please call Bret Curran, Bossert and Company, (212) 627-5622.


               COVERAGE MAP, PHOTOGRAPHS, BIOGRAPHIES AND LOGOS:

The coverage map of the new U.S. wireless business, photographs of the companies' executives, biographies and company logos can be downloaded from each company's website.

          Selected Financial and Operating Information on the Assets Being Contributed by Vodafone AirTouch, Bell Atlantic and GTE

                           Vodafone AirTouch(a)            Bell Atlantic                GTE(b)
                           ----------------------------------------------------------------------------------
                           Yr Ended    6 mths Ended        Yr Ended   6 mths Ended   Yr Ended   6 mths Ended
                           31/12/98      30/6/99           31/12/98     30/6/99      31/12/98     30/6/99
-------------------------------------------------------------------------------------------------------------

US GAAP BASIS ($mm)
-------------------
Revenues                   $   4,696      $ 2,447          $ 3,505     $  1,934       $ 3,786      $  2,036

Operating Profit           $     901      $   444          $   799     $    371       $   916      $    434

Operating Profit incl
Equity in Net Income
of Unconsolidated
Wireless Systems           $    830       $   455          $   611     $    306       $   967      $    459

Total Assets               $ 14,860       $14,980          $ 5,781     $  6,231       $ 6,840      $  6,903


PROPORTIONATE DATA
------------------

Proportionate Wireless
Subscribers                   8,656         9,295            6,541        7,088         6,718         7,016

Proportionate Paging
Subscribers                   3,422         3,511                -            -             -             -

Proportionate Revenues     $  4,882       $ 2,636          $ 3,665     $  2,097       $ 4,220      $  2,141

Proportionate EBITDA       $  1,812       $   954          $ 1,216     $    640       $ 1,457      $    760

(a) Pro Forma for acquisition of New Vector, CommNet and 25% PrimeCo interest of MediaOne
(b) Pro Forma for acquisition of Ameritech Cellular properties announced April 5, 1999

Note: Information on a UK GAAP basis will be available when a Circular is distributed to Vodafone AirTouch shareholders.